EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

This Agreement is entered into this 28th day of March, 2012 by and between Fairport Savings Bank (the “Bank”), a federally chartered savings association with its principal executive office at 45 South Main Street, Fairport, New York 14450, and Kevin Maroney (“Executive”).

WHEREAS, the parties wish to protect both the interests of the Bank and the Executive in the event of a change in control of the Bank; and

WHEREAS, the parties intend that this Agreement shall accomplish both the interests of the Bank and the Executive in such instance;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           CHANGE IN CONTROL: DEFINTION. For purposes of this Agreement, a “Change in Control” shall mean a change in control of the Bank or the Bank’s mid-tier holding company (the “Company”) or mutual holding company (the “MHC”), of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 25% or more of the combined voting power of Bank’s or the Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors (“Board”) on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the members of the entire Board then in office shall be considered, for purposes of this clause (b), as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Bank or the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Bank or the Company, and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror. It is not intended that a “Change In Control” shall be triggered solely in the event that of a change of the Bank’s charter from a federal charter to a state charter.

2.           NON-QUALIFYING CHANGE IN CONTROL. Notwithstanding anything in preceding section to the contrary, a Change in Control shall not be deemed to have occurred upon the issuance of common stock by the Company in a minority stock offering, or upon conversion of the Company’s mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.

3.           CHANGE IN CONTROL BENEFITS. No benefit shall be payable under this Agreement unless Executive is terminated due to a Change in Control, as set forth above. If any of the events described in Section 1 hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the following benefits provided for in sub-paragraphs (a), (b) and (c) below upon his/her subsequent Separation from Service (as defined in Code Section 409A and the regulations thereunder) within twenty-four (24) months following such Change in Control, except in the event that Executive’s voluntary resignation is not for “good reason” or his/her involuntary termination is “for cause” (as subsequently addressed herein):

(a)           Executive shall receive as severance pay or liquidated damages, or both, an amount equal to two times the sum of: (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, and (ii) the greater of (x) the average annual cash bonus paid to Executive with respect to the three completed fiscal years prior to the termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the termination; provided however, that in no event shall total severance compensation from all sources equal or exceed three times Executive’s average annual compensation over the five fiscal years preceding the fiscal year in which the Separation from Service occurs (for purposes of this provision and only for purposes of this provision, compensation shall mean any payment of money or provision of any other thing of value in consideration of employment, including, without limitation, Base Salary, commissions, bonuses, pension and profit sharing plans, severance payments, retirement, director or committee fees, fringe benefits, and the payment of expense items without accountability or business purpose or that do not meet the IRS requirement for deductibility by the Bank). Such payments, less applicable withholdings, shall be made in accordance with the Bank’s regular bi-weekly payroll practices, starting on the first payroll period following the Executive’s “Separation from Service,” as defined in Code Section 409A(a)(2)(A)(i) and Treasury Regulations § 1.409A-1(h), and ending  on the last payroll period that provides the Executive with one year of severance payments; provided however, if Executive is a “Specified Employee,” as defined in Code Section 409A (a)(2)(B)(i) and Treasury Regulations § 1.409A-1(i), and if the amount exceeds the “permitted amount” under such Code Sections (i.e., $500,000, as of January 1, 2012), then payment of amounts in excess of the “permitted amount” shall be delayed until the first day of the seventh full month following Executive’s Separation from Service.

In the event of Executive’s death, the foregoing severance/liquidated damages payment(s) payable upon a qualifying Change in Control, shall be made to Executive’s surviving spouse, or if no surviving spouse, to his estate. In the event that the Company or the Bank enters into an agreement that would cause a Change in Control of the Bank, and Executive dies after such agreement is executed but prior to consummation of the Change in Control, which payments shall commence upon, and shall be contingent upon, the actual consummation of the Change in Control. The present value of the payment required hereunder, less applicable withholdings, shall be made in accordance with the Bank’s regular bi-weekly payroll practices, starting on the first payroll period following the Executive’s “Separation from Service,” as defined in Code Section 409A(a)(2)(A)(i) and Treasury Regulations § 1.409A-1(h), and ending  on the last payroll period that provides the Executive with one year of severance payments; provided however, if Executive is a “Specified Employee,” as defined in Code Section 409A (a)(2)(B)(i) and Treasury Regulations § 1.409A-1(i), and if the amount exceeds the “permitted amount” under such Code Sections (i.e., $500,000, as of January 1, 2012), then payment of amounts in excess of the “permitted amount” shall be delayed until the first day of the seventh full month following Executive’s Separation from Service.  For these purposes, present value shall be determined using the applicable federal rate under Code Section 1274(d).

(b)           Upon the occurrence of a Change in Control followed by the Executive’s Separation from Service within twenty-four (24) months following such Change in Control, unless such Separation from Service is “for cause”, or Executive’s resignation is not for “good reason”, as such terms are defined herein, the Bank will continue, at the Bank’s expense, life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to the Change in Control, except to the extent such coverage is changed in its application to all employees of the Bank. Such coverage shall cease twelve (12) months from the date of Executive’s Separation from Service.

(c)           The term “for cause” shall mean, for purposes of this Agreement only, the following: involuntary termination of the Executive’s employment by a vote of at least a majority of the entire membership of the Board because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the willful commission of any act that in the judgment of the Board would likely cause substantial economic damage to the Bank or the Company or substantial injury to the business reputation of the Bank or the Company, or material breach of any provision of this Agreement.

The Bank may not terminate Executive’s employment “for cause” under this Agreement unless (1) the Bank shall have first provided Executive with written notice of the intended termination and the reason for such termination (“breach”) and (2) if such breach is susceptible to cure or remedy, a period of thirty (30) days shall have elapsed between the delivery of such notice and the termination of Executive’s employment without the Executive having, in the reasonable opinion of the Bank, effectively cured or remedied such breach.

(d)           The term “good reason” shall mean, for purposes of this Agreement only, the following: (i) a significant reduction in Executive’s duties, position or responsibilities, or Executive’s removal from his/her position and responsibilities (unless offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority compensation and status) within twenty-four (24) months after a Change in Control; (ii) within twenty-four (24) months following a Change in Control, there is a material reduction in Executive’s compensation, compared to the compensation provided to Executive immediately prior to the Change in Control; or (iii) within twenty-four (24) months following a Change in Control Executive is permanently relocated to a workplace more than thirty-five (35) miles from Executive’s primary workplace immediately preceding a Change in Control.

Executive may not resign for “good reason” unless Executive has provided the Bank with a written notice informing the Bank of the existence of the “good reason” condition, which notice must be delivered to the Bank not later than 90 days after the initial occurrence of the “good reason” condition that forms the basis for the Executive’s resignation for “good reason.”  The Bank shall have 30 days to cure such “good reason” condition; provided however, that the Bank may waive its right to cure.  Thereafter, Executive must actually resign no later than 60 days after the expiration of the 30 day-cure period (or 60 days after the Bank has informed the Executive in writing that the Bank has waived the 30-day cure period).

4.           INTERNAL REVENUE CODE SAFE HARBOR. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under paragraph 3, subsections (a)-(c) (collectively the “Termination Benefits”) constitute a “parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with said Code Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 5 shall be determined by the Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

5.           COMPLIANCE WITH CODE SECTION 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Bank determines that any Termination Benefits are subject to Code Section 409A of the Code, this Agreement shall incorporate the terms and conditions necessary for such Termination Benefits to avoid the consequences described in Section 409A(a)(1), and to the maximum extent permitted under applicable law the Agreement shall be interpreted in a manner that results in its conforming to the requirements of Sections 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued).

6.           ERISA WELFARE PLAN COMPLIANCE.  It is intended that this Agreement comply with any ERISA regulations concerning the creation, maintenance or administration of welfare benefit plans and that it not constitute a pension plan.

7.           CLAWBACK OF TERMINATION BENEFITS. The Termination Benefits provided for herein are each not deemed to be “earned” until such payment is made to Executive. Accordingly, in the event that Executive fails to comply with his/her post-termination obligations, as outlined below, before all Termination Benefits have been paid, the Bank shall be under no obligation to make any further payments following discovery of Executive’s failure to comply.

(a)           Post-Termination Obligations: For a period of one (1) year from Executive’s Separation from Service, Executive shall not, either directly or indirectly, engage in any business or activity in competition with the business of the Bank, or be a directors, officer or employee or consultant to any bank, savings bank, savings association or credit union, operating in Monroe County, New York, if such entity has assets of less than $1.0 billion.

(b)           Executive will not, during or after the term of his/her employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the appropriate Federal and/or State regulatory body, including by not limited to, the Federal Deposit Insurance Corporation (“FDIC”), or other federal banking agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available.

(c)           In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to the immediate termination of any obligation on the part of the Bank to continue to pay Executive the Termination Benefits, the Bank will also be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

8.           ACCOUNTING RESTATEMENT. Notwithstanding any other provision herein, in addition to compensation clawbacks that may be required under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or pursuant to any listing requirement of the stock exchanges on which the Company’s stock is traded), if the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, the Executive shall reimburse the Bank for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Bank during the twelve (12) month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and; (ii) any profits realized from the sale of securities of the issuer during that twelve (12) month period.

9.           AT-WILL EMPLOYMENT. This Agreement shall not constitute, and cannot be construed as an Employment Agreement.  Accordingly, Executive understands and acknowledges that his/her employment is and remains “at-will” and is subject to termination by the Bank, at any time, for any reason.

10.           RELEASE.  In addition to any other obligations contained herein, Executive shall be required to execute a General Release releasing the Bank from any and all claims as a condition precedent to him/her receiving the Termination Benefits provided for by this Agreement.

11.           ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.           NO MODIFICATIONS OR WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.           SEVERABILITY. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

14.           GOVERNING LAW. This Agreement shall be governed in all respects, including validity, construction, capacity and performance, by the laws of the State of New York, but only to the extent not superseded by federal law.

15.           TAX WITHHOLDING. The Bank shall have the right to deduct from amounts paid as Termination Benefits any sums that federal, state, local or foreign tax law requires to be withheld (including FICA taxes for social security and/or Medicare, as applicable).

16.           CLAIMS PROCEDURES. All claims relating to any rights set forth in this Agreement shall be raised in the following manner:

(a)           Presentation of Claim. If any Executive or Beneficiary does not believe that he or she has received Termination Benefits to which he or she is entitled, such person (a “Claimant”) must file a written claim with the Bank under the procedures set forth in this Article. The claim must state with particularity the benefit or other determination desired by the Claimant. The claim must be accompanied with sufficient supporting documentation for the benefit or other determination requested by the Claimant.

(b)           Notification of Decision. The Bank shall consider a Claimant’s claim and shall notify the Claimant in writing within twenty-five (25) days of receipt of the claim that either:

(i)           the Claimant’s requested determination has been made, and that the claim for benefits has been allowed in full; or

(ii)           the Bank has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A)           specific reason or reasons the claim was denied;

(B)           specific reference(s) to the pertinent provisions of the Agreement upon which the decision was based;

(C)           a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(D)           an explanation of the claim review procedure set forth below; and

(E)           a statement of the Claimant’s right to bring a civil action under ERISA in the event of an adverse determination upon review.

(c)           Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Bank that a claim has been denied in whole or in part, but not thereafter, a Claimant (or the Claimant’s duly authorized representative) may file with the Board, if the initial claim was reviewed by the Bank or, if not, the Board’s designee, a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(i)           may submit any written comments, documents, records and other information relating to the claim;

(ii)           may, upon reasonable request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim;

(iii)           will be entitled to a review that takes into account all comments, documents, records and other information submitted by the Claimant related to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

(iv)           will be informed of such other matters as the Board or its designee deems relevant.

(d)              Elective Arbitration. If a Claimant’s claim described in Section 16(a) is denied pursuant to Sections 15(b) (an “Arbitrable Dispute”), the Claimant may, in lieu of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, and as the Claimant’s only further recourse, submit the claim to final and binding arbitration conducted before a panel of three arbitrators sitting in a location selected by the Bank within fifty (50) miles of Fairport, New York, in accordance with the rules of the American Arbitration Association then in effect. In the event the need for arbitration arises the Bank shall select one arbitrator and the Executive shall select one arbitrator. The arbitrators selected by the parties shall select a third arbitrator. The arbitrators shall not have any authority to add to or modify the provisions of this Agreement in any way. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

(e)           Following a Change in Control. Upon the occurrence of a Change in Control, an independent party selected jointly by the Executives in the Agreement prior to the Change in the Control and the Board or other appropriate person shall assume all duties and responsibilities of the Board or Bank under this Article 16.

17.           FEES AND COSTS. In the event of any dispute between the Executive and the Bank regarding this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Executive in defending against any action taken by the Bank, the prevailing party shall be reimbursed for all costs and expenses, including reasonable attorney’s fees, arising from such dispute, proceedings or actions. In the event of a settlement of such dispute, each party shall bear its own costs and expenses. Any reimbursement owed under this Section 16 shall be paid within ten (10) days of the furnishing to the non-prevailing party of written evidence of any costs or expenses incurred by the prevailing party.

18.           SUCCESSORS. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:		FAIRPORT SAVINGS BANK

/s/ Leslie J. Zornow	By:	/s/ Lowell T. Twitchell
Secretary		Chairman of the Board

	By:	/s/ Robert W. Sturn
Chairman of Compensation Committee

WITNESS:		EXECUTIVE

/s/ Molly L. Bailey	By:	/s/ Kevin D. Maroney
Assistant Treasurer